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                                                                    Exhibit 99.1


[MOLL INDUSTRIES LOGO]



FOR IMMEDIATE RELEASE               CONTACT:       William Teeple
                                                   Moll Industries, Inc.
                                                   (954) 577 2660

                                    MEDIA:         Cindy Raines
                                                   Ackermann PR
                                                   (865) 584-0550
                                                   craines@ackermannpr.com


           MOLL INDUSTRIES, INC. RESTRUCTURES TO ACCELERATE GROWTH AND
                                GLOBAL EXPANSION

KNOXVILLE, TN (JUNE 14, 2001)-- Moll Industries, Inc. today announced a comprehensive restructuring plan that, in conjunction with its aggressive asset disposition strategy, improves utilization levels and accelerates meeting its long-term global expansion goals. These changes are expected to significantly improve the company's customer servicing capabilities and overall financial performance.

Consistent with its long-term global expansion strategy, Moll announced its initial entry into Brazil with an investment in Brasmolde, a leading Brazilian plastics molder. This joint venture, Brasmolde-Moll Plasticos S.A. headquartered in Sao Paulo, will serve firms in the rapidly growing technology sector, particularly those in the communications and connectivity industries. Moll is also negotiating to invest in a second Brazilian partner by year end to penetrate Brazil's other regions and market segments.

To allow Moll to improve facility utilization and profitability in its French markets, the company has consolidated all of its Crissey, France operations into its Rouvray, France facility. Equipment from Crissey will be moved to Rouvray to accommodate the incremental volume.

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MOLL INDUSTRIES, INC. RESTRUCTURES TO ACCELERATE GROWTH AND GLOBAL EXPANSION
-- PAGE 2 OF 2

Moll is also moving forward during third quarter on a planned initiative to launch a commercial presence in Mexico by establishing a sales office.

Domestically, Moll has taken significant steps to accelerate growth and improve plant utilization. Because of significant growth in the Southwestern United States, Moll is finalizing plans to relocate to a new, larger facility in San Antonio, TX. Over the next four months, the utilization levels of the Austin, TX; Ft. Lauderdale, FL; Nashville, TN and Seagrove, NC plants will be improved by business transferred from the Rochester, NY and Morristown, TN facilities, both of which will be closed. All consolidated plants will be upgraded with equipment from the two closed facilities to accommodate the incremental volume.

"These moves provide Moll the enhanced opportunity to better service our customers," said Bill Teeple, Chief Financial Officer for Moll. "We are currently evaluating our staffing requirements at the expanded facilities to ensure that we maintain the same level of expertise that currently resides in all of our plants. Approximately 170 employees are affected by the restructuring. Certain key managerial personnel and technical managers are being asked to re-locate to the expanded facilities. Those not moving will be offered re-training and job placement guidance."

Headquartered in Ft. Lauderdale, FL, Moll Industries, Inc. is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout The Americas and Europe.

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